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                                                                    Exhibit 16.1


Securities and Exchange Commission
Washington, D.C. 20549


July 13, 1999


Ladies and Gentlemen:

We were previously principal accountants for E.piphany, Inc. (formerly Epiphany Marketing Software, Inc.) and, under the date of April 10, 1998, we reported on the financial statements of E.piphany, Inc. as of and for the year ended December 31, 1997. In September 1998, we resigned. We have read E.piphany's statements included under "Change in Independent Public Accountants" of its Form S-1 dated July 14, 1999, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP